UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 31, 2006
(Date of earliest event reported)

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SEQUIAM CORPORATION
(Exact Name of Registrant as Specified in Charter)

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California	333-45678	33-0875030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Sunport Lane
Orlando, Florida 32809
(Address of Principal Executive Offices)

(407) 541-0773
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྏ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ྏ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ྏ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ྏ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported in the Form 10-QSB for Sequiam Corporation (the “Company”), filed with the Securities and Exchange Commission on August 21, 2006 (the “Form 10-QSB”), the Company failed to obtain the written consent of DKR Soundshore Oasis Holding Fund Ltd. (“DKR”), one of the Company’s Series A preferred stockholders, in connection with amending the terms of an outstanding warrant to purchase shares of the Company’s common stock (the “Amendment”), entering into a debt agreement and issuing shares of the Company’s common stock to an individual pursuant to an acquisition. All of the Company’s other Series A preferred stockholders consented to these transactions prior to the filing of the Form 10-QSB.

As a result, the Company reported in the Form 10-QSB that, although DKR had the right to require the Company to redeem all of the Series A preferred stock held by them for a redemption price, in cash, equal to the triggering redemption amount as defined in the Certificate of Determination of Preferences, Rights and Limitations of Series A 9% Convertible Preferred Stock (which, as of June 30, 2006, was approximately $506,000, of which $315,000 was mandatorily redeemable cumulative convertible preferred stock and approximately $17,000 is dividends payable), the Company was in discussions with DKR in an effort to obtain their consent and cure the default.

On August 31, 2006, DKR granted its consent to the Amendment and the other requested transactions. As a result, the Company has effectively cured its default and is no longer under any obligation to redeem any of DKR’s Series A preferred stock.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

99.1 Waiver and Consent of DKR Soundshore Oasis Holding Fund Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUIAM CORPORATION

Date: August 31, 2006            By: /s/ Mark L. Mroczkowski
Name: Mark L. Mroczkowski
Title: Executive Vice President and Chief Financial Officer